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                                                                    Exhibit 10.3

                     Amendment dated as of February 21, 2001
               to the Harrah's Entertainment, Inc. ("the Company")
                     Deferred Compensation Plan (the "Plan")


         Pursuant to approval granted by the Human Resources Committee of the Company's Board of Directors on February 21, 2001, Section 7 of the Plan is amended by adding the following Section 7.2:

         "7.2 Notwithstanding the above, the Company acting by the DCP Committee or its designates may authorize a Participant or Beneficiary to transfer part or all of their Account under this Plan to the Company's Executive Supplemental Savings Plan. Such transfer must be specified as a percentage in increments of 1% and a transfer percentage will apply to each deferral year's balance as of the transfer date including being applied to deferred amounts, accrued interest and vested and unvested accrued matching contributions. For the period from the preceding January 1 to the date of the transfer, interest will accrue based on the interest rate applicable or approved for that accrual period (not the interest rate for the previous year). The times and other administrative terms and conditions of any such transfers and the interpretation of this Section 7.2 shall be determined by the DCP Committee or its designates. Upon any such transfer, the Participant or Beneficiary will have no further rights under this Plan as to the amount transferred to the Executive Supplemental Savings Plan. Amounts not transferred will continue to be governed by this Plan."

         IN WITNESS WHEREOF, this amendment has been executed as of the 21st day of February, 2001.

                                            Harrah's Entertainment, Inc.



                                            By:/s/ ELAINE LO
                                               ----------------
                                               Elaine Lo, Vice President
                                               Compensation and Benefits